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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 3rd day of May, 1999 (the "Effective Date") between INNOVATIVE SOLUTIONS AND SUPPORT, INCORPORATED, a Pennsylvania corporation (the "Company"), and ROBERT J. EWY a resident of the State of Kansas ("Employee").

                                    RECITALS

A. Employee has served in various executive capacities with other companies over the past several years and has extensive managerial and administrative experience and possesses skills vital to the Company's continued growth and prosperity.

B. Company desires Employee to serve as an employee of the Company in order to ensure the continued growth and success of the business of the Company.

C. The parties wish to set forth herein the terms and conditions on which Employee will serve as an employee of the Company.

     The parties agree as follows:

     1. Agreement: Position. Subject to the terms and conditions of this Agreement, during the term of this Agreement the Company agrees to employ Employee, and Employee agrees to be employed by the Company and to serve the Company as the President of the Company. Employee's title may not be changed during the term of this Agreement without his prior written consent.

     2. Duties of Employee

        2.1 General Duties. As President of the Company, Employee will have day-to-day responsibility for management of the Company as its chief operating officer and will be responsible to the Company's CEO and Board of Directors (the "Board"). Employee will report to the CEO. Employee agrees that Employee's duties may be changed by the Board and that Employee will cooperate with the Board and will serve the Company in such other capacities and with such other duties and responsibilities as are typically accorded to the position of President subject to the Company's Bylaws. The duties and services to be performed by Employee under this Agreement are collectively referred to herein as the "Services".

        2.2 Other Duties and Obligations. In addition to performing the duties and the Services described in Section 2.1, Employee further agrees with the Company that, during the term of this Agreement:

            (a) Employee will perform the Services and his duties hereunder, and will manage and operate the business of the Company, subject to, and in accordance with, the directions of the CEO.


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            (b) Employee will comply with and be bound by the operating policies, procedures, standards, regulations and practices of the Company that are in effect from time to time during Employee's employment with the Company.

            (c) Employee will be generally available and readily accessible to Company personnel by telephone, e-mail and facsimile at all reasonable times.

            (d) Employee will not: (i) engage in any unethical, dishonest, fraudulent or felonious criminal behavior; (ii) intentionally or deliberately cause or attempt to cause an injury to the Company; or (iii) steal, convert, misappropriate or wrongfully and willfully use or disclose any proprietary information, technology or trade secret of the Company.

        2.3 Working Facilities. Employee shall have a private office, stenographic help, a personal computer and other facilities and services that are suitable for his position and appropriate for the performance of his duties.

        2.4 Representations of Employee. Employee represents and warrants to the Company that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which Employee is a party or by which Employee is bound.

     3. Exclusive Service. Employee will devote his full working time, energy, skill and efforts exclusively to the performance of the Services for the Company and will apply all his skill and experience to the performance of the Services and advancing the Company's interests and will do nothing inconsistent with the performance of the Services hereunder.

     4. Compensation and Benefits

        4.1 Salary and Bonus. During the term of the Agreement, the Company will pay Employee a gross base salary at the rate of Two Hundred Twenty Five Thousand Dollars ($225,000) per year payable bi-weekly.

        4.2 Additional Benefits. Employee will be eligible to participate in the Company's employee benefit plans of general application, including without limitation any pension plans and any life, health, and dental insurance plans in accordance with the rules established for individual participation in any such plan and applicable law, including health and dental for spouse. In addition, Employee will be entitled to three weeks vacation.

        4.3 Moving Expenses. To assist Employee with relocation, Company shall reimburse Employee for approved, reasonable moving expenses associated with Employee's relocation to Pennsylvania. Reasonable expenses include closing costs, moving expenses, and temporary living costs. Employee agrees that relocation expenses are fully repayable to the Company if the Employee resigns or is terminated for cause during the term of this Agreement.

        4.4 Stock Options. Employee shall be granted stock options for 300,000 shares of the Company's common stock at an option price of $3.60 per share under the 1998 Incentive Stock Option Plan. These options shall vest at the rate of 100,000 at the end of each 12 months



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throughout the term of this agreement. Employee expressly acknowledges and agrees that, to the extent of any inconsistency between the terms of this Agreement and the 1998 Incentive Stock Option Plan, the terms of the 1998 Incentive Stock Option Plan shall govern and control; provided, however, that to the extent that the terms of the stock option agreement issued to Employee on account of the foregoing options contains terms and conditions which, by the terms of the 1998 Incentive Stock Option Plan, may be included therein, the terms set forth in such stock option agreement shall govern and control.

        4.5 Expenses. All reasonable and necessary expenses incurred by Employee in connection with Employee's performance of the Services shall be reimbursed provided that such expenses are; (a) in accordance with the Company's policies, as determined from time to time by the Board; and (b) properly documented and accounted for.

     5. Term and Termination.

        5.1 Term of Agreement. Unless this Agreement is earlier terminated in accordance with the provision of this Section 5, the term of this Agreement will commence on the Effective Date, and will continue until the date that is three
(3) years after the Effective Date (the "Initial Term".) Thereafter, this Agreement shall be renewed yearly for one-year periods(each, a "Renewal Term") unless either party provides the other party with written notice of termination of this Agreement not later than ninety (90) days from the end of the then current term of the Agreement. The expiration of this Agreement at the end of the Initial Term or the then current Renewal term is hereinafter called the "Expiration Date".

        5.2 Events of Termination. Employee's employment with the Company will terminate immediately upon any one of the following occurrences:

            (a) the giving of a written notice by the Company to Employee other than pursuant to Section 5.1 stating that Employee's employment with the Company is being terminated without Cause, which notice may be given by the Company at any time at the sole discretion of the Company ("Termination Without Cause");

            (b) the Company's termination of Employee's employment hereunder due to Employee's death or Employee's becoming "Disabled" as defined in Section 5.4 below ("Termination for Death or Disability");

            (c) any resignation by Employee of his employment with the Company or any other voluntary termination or abandonment by Employee of his employment with the Company other than as provided in Section 5.1 ("Voluntary Termination"); or

            (d) the Company's termination of Employee's employment hereunder for "Cause" as defined in Section 5.3 below ("Termination for Cause").

        5.3 "Cause" Defined. For purposes of this Agreement, the term
"Cause" means (i) the conviction of Employee of any misdemeanor (other than traffic or similar offenses) or felony, (ii) any material breach by Employee of this Agreement, or (iii) gross negligence or malfeasance by Employee in the performance of his duties hereunder.

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        5.4 "Disabled" Defined. For purposes of this Agreement, Employee will be deemed to be "Disabled" if Employee is unable to perform the Services hereunder for more than 90 days during any consecutive 120 day period because of Employee's illness or physical or mental disability, or incapacity, as determined by the Board, in consultation with a licensed physician mutually agreeable to the Board and Employee.

        5.5 Date of Termination. the effective date of Employee's termination pursuance to Section 5.2 (a), (b), (c) or (d), is referred to herein as the "Termination Date."

     6. Effect of Termination.

        6.1 Termination Without Cause. In the event of the termination of Employee's employment pursuant to Section 5.2(a) prior to the end of the then current term of this Agreement , Company will pay Employee the compensation and benefits otherwise payable to Employee under Section 4 until the Expiration Date. To the extent Employee receives compensation from any source for services rendered during the period following the Termination Date during which Company is obligated to continue payments to Employee hereunder, whether for full-time or part-time employment or for consulting or similar services, such compensation shall be offset against payments otherwise due Employee under this Section 6.1.

        6.2 Termination for Death or Disability. In the event of any termination of Employee's employment pursuant to Sections 5.2(b), the Company will pay Employee the compensation and benefits otherwise payable to Employee under
Section 4 through the Termination Date. Employee's rights under the Company's benefit plans for general application in which Employee then participates, will be determined under the provision of such plans. All options vested as of the Termination Date shall be exercisable to the extent set forth in the option agreement. Employee will be entitled to no other payment or compensation upon any such termination.

        6.3 Voluntary Termination. In the event of the termination of Employee's employment pursuant to Section 5.2(c), company will pay Employee no additional compensation or benefits and Employee shall forfeit all unexercised stock options.

        6.4 Termination for Cause. In the event of termination of Employee's employment pursuance to Section 5.2(d), the Company will pay the Employee compensation and benefits otherwise payable to Employee through the date of termination and Employee shall forfeit all unexercised stock options.

     7. Noncompetition, Trade Secrets, Etc. Employee hereby acknowledges that during his employment by the Company, Employee will have access to confidential information and business and professional contacts. In consideration of Employee's employment and the special and unique opportunities afforded by Company to Employee as a result of Employee's employment, the Employee hereby agrees as follows:

        7.1 Non-Competition. For so long as Employee remains an employee of the Company and for the Restricted Period (as defined in subsection 7.3 below) after the termination of employment with Company, as such period may be extended as hereinafter set forth,



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Employee shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with business activities carried on by Company, or being definitively planned by Company at the time of the termination of Employee's employment.) Nothing contained in this Subsection 7.1 shall prevent Employee from holding for investment up to three percent (3%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

        7.2 Non-Solicitation. For so long as Employee remains an employee of the Company and for a period of twelve months after the termination of employment with Company for any reason, Employee shall not directly or indirectly (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) induce or attempt to influence any employee, customer, independent contractor or supplier of Company to terminate employment or any other relationship with Company.

        7.3 Restricted Period Defined; Extension of Restricted Period. For purposes of this Agreement, the term "Restricted Period" shall mean: (A) the period during which the Company continues to pay Employee upon termination of employment pursuant to Section 5.2(a); (B) three (3) months following termination of Employee's employment pursuant to Section 5.2(b); or (C) six (6) months following termination of Employee's employment pursuant to Section 5.2(c) or Section 5.2(d). In addition to the foregoing, Company shall have the option, by delivering written notice to Employee within sixty (60) days from the Termination Date, to extend the Restricted Period to a total of twelve (12) months under clauses (A), (B) and (C) above, or to extend the Restricted Period to a total of six (6) months following the Expiration Date upon termination of this Agreement at the end of the then current Initial Term or Renewal Term pursuant to Section 5.1 of this Agreement, in each case by paying Employee an amount equal to the monthly portion of Employee's annual salary as of the Termination Date or Expiration Date, as the case may be, for the additional months by which the Restricted Period is extended, which payments shall be made bi-weekly during the extended period.

        7.4 Non-Disclosure. Employee shall not use for Employee's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than company, any "Confidential Information," which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Employee or learned or acquired by Employee while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or the general public. The foregoing provisions of this Subsection (b) shall apply during and after the period when Employee is an employee of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company's interest in confidential information, trade secrets, and the like. At


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the termination of Employee's employment with Company, Employee shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

        7.5 Remedies.

            (a) Employee acknowledges that the restrictions contained in the foregoing Subsections 7.1 through 7.4, are reasonable and necessary to protect the legitimate interests of the Company, that their enforcement will not impose a hardship on Employee or significantly impair Employee's ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Employee therefore acknowledges that, in the event of Employee's violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

            (b) If any of the restrictions specified in Subsections 7.1 or 7.2 above should be adjudged unreasonable in any proceeding, then such restrictions shall be modified so that they may be enforced for such time and in such area as is adjudged to be reasonable.

            (c) If Employee violates any of the restrictions contained in Subsection 7.1, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Company.

     8. Miscellaneous.

        8.1 Arbitration. Employee and the Company will submit to mandatory binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof as well as all claims under any federal, state or local anti-discrimination laws, provided, however, that each party will retain its right to, and will not be prohibited, limited or in any other way restricted form, seeking or obtaining equitable relief (such as injunctive relief) from a court having jurisdiction over the parties. Such arbitration will be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

        8.2 Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision t the extent that it is found to be invalid or unenforceable. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provision continuing in full force and effect.

        8.3 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligation or agreements will in no way affect the right to require such performance or compliance at any time thereafter. the waiver of either party of a


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breach of any provision hereof will not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

        8.4 Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time.

        8.5 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Employee with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

        8.6 Amendment; Waiver. No provision of this Agreement may be modified, waived, terminated or amended except by a written instrument executed by the parties hereto. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any subsequent breach of the same or other provisions hereof.

        8.7 Notices. All notices and other communications required or permitted under this Agreement will be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt of hand delivered five (5) days after mailing--if sent by mail, or by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this
Section:

Employee:                           Company:
Robert J. Ewy                       Chairman
12917 Richards                      Innovative Solutions
Overland Park, KS 66213              and Support, Inc.
                                    420 Lapp Road
                                    Malvern, PA 19355

        8.8 Successors and Assigns. This Agreement will be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

        8.9 Headings. The headings contained in this Agreement are for reference purposes only and will in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

        8.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

        8.11 Survival. The provision of Sections 4, 5 and 6 will survive the termination or expiration of this Agreement as a continuing agreement of the Company and Employee.




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        8.12 Governing Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

ROBERT J. EWY                               INNOVATIVE SOLUTIONS AND
                                            SUPPORT, INC.



/s/ Robert J. Ewy                           /s/ Geoffrey S. M. Hedrick
-----------------                           --------------------------






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